Exhibit (a)(5)(B)

NOVADIGM EMPLOYEE STOCK OPTION EXCHANGE PROGRAM

Announcing A Stock Option Exchange Program For Novadigm Employees An opportunity for employees to replace 'under water' stock option grants if they choose Flexibility to select stock option grants to exchange and vesting schedules, or no action There are some risks - such as possibility of greater exercise price, legislation, SEC or NASDAQ rules changes Intent is to benefit employees over time and create potential performance incentives for more employees

Novadigm Stock Option Exchange Program Background On May 29, 2003, Novadigm filed a Tender Offer statement with the Securities and Exchange Commission to implement a Stock Option Exchange Program for all our employees. The stock option exchange program is an opportunity for employees to choose whether to keep their current options, or to trade in a current option grant that an employee holds, have that grant cancelled, and have a new grant issued approximately 6 months and a day from the end of the offer period June 30, 2003 at the market value of our common stock on the date of the new grant. Stock option exchange program ends at midnight Eastern time on June 30, 2003, unless Novadigm extends the offer.

Novadigm Stock Option Exchange Program Shares and Vesting Options For each option share grant you tender for exchange, you may choose to receive, either A new option which is 75% of the number of shares as the option you tender with the same vesting schedule as the tendered option, as of the new grant date, or A new option for the same number of shares you tender subject to an extension of 18 months on the vesting the schedule as of the new grant date.

Novadigm Stock Option Exchange Program Example January 2, 2002 ? you joined Novadigm, and were granted an option for 300 shares at $9.66 a share with a 48 month vesting schedule January 2, 2004 ? the 300-share option will have 24 months vesting credit - 150 shares will be vested and exercisable Keep your current option at the current strike price of $9.66 Result receive a new option for 225 shares at the market price on January 2, 2004, with 113 shares vested and the balance of 112 shares vesting over the following 24 months Result receive a new option for 300 shares at the market price on January 2, 2004, with 109 shares vested with the balance of 191 vesting over the following 42 months Option 1 No Action Option 2 Elect vesting schedule fewer shares Option 3 Elect same shares longer vesting schedule You have three choices:

Novadigm Stock Option Exchange Program Conditions for Participation All grants are eligible from the 1992, 1999 and 2000 Stock Option Plans, and once accepted are cancelled. You must tender the full grant - no partial grants. If you have multiple grants you can choose which grants you want to include in the program. If you decide to tender a grant for cancellation you may withdraw (change your mind) until the expiration of the offer at midnight Eastern time June 30, 2003. All new grants issued will be non-qualified option grants regardless whether the canceled grants were issued as incentive stock options or non-qualified stock option grants. All new grants will expire in 10 years.

Novadigm Stock Option Exchange Program Risks of Participation The new options may have a greater exercise price than the options tendered. For example, many employees have options priced under $5.00 if you tender one of those options and the price of our stock rises above that level on the new grant date in January 2004, your new option will have a higher exercise price. If for any reason you are not an employee on the date the new options are issued, you will not receive a new option or have your tendered option returned. If we merge with, or are acquired by another company, you might have realized greater value from the options you tendered than from the new option you receive in the offer. We will not grant the new option if any legislation or regulation is enacted which would prevent us from doing so. Novadigm reserves the right to cancel the offer, if there were a change in accounting principles allowing the offer, a lawsuit challenging the tender offer, a third-party tender offer for our stock or an acquisition proposal.

Novadigm Stock Option Exchange Program Mechanics Program is complex and involves some risks - review the materials carefully. Weigh your alternatives and seek advice from your financial/legal/tax advisors. We can only advise you on what alternatives are available to you - we cannot advise on what to do. A 40-page information package has been prepared for each employee which includes the following: Copy of your Stock Option Statement listing the date, the price and the amount of each option grant you have received. A copy of the offer filed with SEC which implements the option exchange program and includes instructions on how to participate. Summary Term sheet describing the terms of the offer in plain language A letter of Transmittal-this is the document you must send to us us notifying us of the grants you wish to tender for exchange. You must take action by midnight Eastern time on June 30, 2003 to participate.

Novadigm Stock Option Exchange Program Frequently Asked Questions Why doesn't the company just reprice the options? "Repricing" options would likely result in an accounting charge for compensation expense which we do not want to incur, as it could dramatically impact our operating results. When will I receive my new grant? The accounting rules require us to wait at least six months and a day from the date we cancel the tendered options which is scheduled for July 1, 2003-we expect to issue the new options on or about January 2, 2004. Can I tender options that I have already exercised in part? If you previously exercised part of a grant you may submit the unexercised options for tender, if you wish. What will the price of the new options be? The price of the new options will be the closing price of the stock on the NASDAQ on the date of the grant of the new options.

Novadigm Stock Option Exchange Program Summary You have until June 30 to Tender any option you want to exchange in the program. Once cancelled, you have no right to that option - you have only our commitment to issue another option to you, on or about six- months and a day from the date we cancel the tendered options. Strike price of the new option will be the fair market value of our stock on the date of the new grant expected to be on or about January 2, 2004. You are under no obligation to tender any option if you wish to keep your current options, that is entirely up to you. There is risk please read all the material if you have questions contact Bob Rafferty for clarification. We can only advise you on the program alternatives we cannot advise you whether to tender your options or not.

Disclosures All eligible employees should read the tender offer statement (including the offer to exchange, a related letter of transmittal and other offer documents) that was filed on May 29, 2003 with the SEC by Novadigm. This statement contains important information that eligible employees should consider before making any decisions regarding tendering their options. Eligible employees are able to obtain this statement, as well as other filings containing information about Novadigm, without charge, at the SEC's website at www.sec.gov. Copies of these documents may also be obtained, at no charge, by directing such requests to Robert Rafferty, Novadigm's Vice President- Human Resources at (201) 512-7918

Cautionary Note Regarding Forward Looking Statements This presentation contains forward-looking statements, including statements regarding the expected timing of the new option grant date and the accounting consequences of the stock option exchange program. These statements are predictions and involve risks and uncertainties. Actual results may differ materially from those anticipated in these forward- looking statements. These risks include changes in the expected timing of the stock option exchange program, changes in accounting rules, and other risks that are set forth in more detail in the company's Tender Offer Statement on Schedule TO and its Form 10Q for the quarter ended December 31, 2002. Novadigm assumes no obligation to update any such forward-looking statements.